Exhibit 10.1

RESIGNATION AGREEMENT AND RELEASE

This Resignation Agreement and Release (this “Agreement”) is made and entered into by and between MICHAEL T. WILLIS (“Executive”), a resident of Houston, Harris County, Texas, and COMSYS INFORMATION TECHNOLOGY SERVICES, INC. (the “Company”), as of the date set forth on the signature page attached hereto (the “Date of this Agreement”).

Executive has been employed by the Company pursuant to that certain Amended and Restated Employment Agreement, dated December 30, 2003, as amended by written amendment dated November 28, 2005 (collectively, the “Executive’s Employment Agreement”), as the Company’s Chairman of the Board of Directors, Chief Executive Officer and President. Executive also serves as a director of COMSYS IT Partners, Inc. (“CITP”), the Company’s parent, and as a director of one or more of the Company’s subsidiaries. Executive has decided to resign from all positions with the Company, CITP and their respective subsidiaries, and the parties wish to provide for the orderly transition of Executive’s duties and responsibilities.

This Agreement sets forth the terms upon which Executive and the Company have agreed to end Executive’s employment with the Company. For and in consideration of the mutual promises of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Executive’s Resignation from Employment and all Company Positions.

a.	Resignation from Employment. Executive has resigned from and hereby confirms his resignation from employment with the Company, CITP and each of their respective direct and indirect subsidiaries. Executive’s employment with the Company will be deemed to have been terminated on February 2, 2006 (the “Resignation Date”).

b.	Resignation from all Offices and Positions on Boards. Executive has resigned from and hereby confirms his resignation from all positions and offices, if any, that he holds or has held at any time with the Company, CITP and their respective subsidiaries, and from all positions and offices, if any, that he holds or has held at any time with the Board of Directors (and all committees thereof) of the Company, CITP and each of their respective direct and indirect subsidiaries, predecessors and affiliates, effective as of the Resignation Date. If requested by the Company, Executive will execute any additional resignation letters, forms or other documents which acknowledge Executive’s resignation from such employment, offices, committees and positions.

2.	Executive’s Separation Benefits.

a.	Separation Payments. As consideration provided for the covenants and agreements set forth herein and in full satisfaction of all claims Executive has or may have against the Company and the Released Parties (as defined in Section 4) by reason of anything done or omitted to be done in relation to Executive’s employment with the Company, up to the Date of this Agreement, the Company shall pay to Executive an amount equal to One

Million Dollars ($1,000,000) (i.e., two times the Executive’s Annual Base Salary (as defined in Executive’s Employment Agreement) as of the Resignation Date), which shall be paid as follows: (i) $500,000.00 shall be paid within ten (10) business days after the Effective Date and (ii) the balance shall be paid in in forty-eight (48) semi-monthly installments of $10,416.67 during the two year period (“the Severance Period”) following the Effective Date (as defined in Section 5) in accord with the Company’s regular payroll procedures. In addition, on December 31, 2006, the Company shall pay a single one separate severance payment to Executive equal to $150,000 on December 31, 2006 (such installments and single payment, together with the Consulting Fee defined in Section 3 below, the other payments and benefits provided under this Agreement, the “Separation Benefits”).

b.	Vacation and Personal Leave Time. Executive will, on the Date of this Agreement, report all paid time off and vacation leave taken through the Resignation Date. In addition to the Separation Benefits, the Company will pay to Executive a lump sum amount relating to any unused accrued vacation and leave compensation Executive may have as of the Resignation Date on the first regularly-scheduled payroll date after the Date of this Agreement, in accordance with the Company’s existing paid time off and vacation policies.

c.	Continued Medical Coverage. Executive has had coverage of medical expenses under the Company’s health insurance plan. The Company acknowledges that Executive has the right to continue coverage after the Resignation Date under the COBRA provisions of federal law and under applicable provisions of Texas law. The Company will reimburse Executive his COBRA coverage continuation premium or premiums for third party health insurance from the Effective Date until the earlier of (i) Executive’s sixty-fifth (65th) birthday or (ii) the date Executive becomes eligible for medical insurance coverage under a new or subsequent employer’s plan; provided, that the aggregate amount payable by the Company pursuant to this Section 2(c) shall not exceed $1,000 per month. Executive agrees to provide the Company with any information or forms required to make payments to effect this coverage. Executive shall inform the Company upon acceptance of any new employment and eligibility for health care coverage as a result of such employment, if any, during the Severance Period.

d.	Reimbursement of Existing Expenses. Not later than March 31, 2006, Executive shall submit to the Company reimbursement requests for all out-of-pocket expenses incurred by Executive prior to the Resignation Date and which are reimbursable to Executive in accordance with the Company’s existing policies and procedures. Executive acknowledges that he shall not be entitled to any reimbursement for (i) any such expense not reported to the Company on or prior to March 31, 2006 or (ii) any expense by Executive from and after the Resignation Date (including without limitation travel and entertainment expenses, club dues and membership fees) except as expressly set forth in Sections 2(c) and 2(e).

e.	Expense Allowance. The Company will pay to Executive, a monthly expense allowance of $8,250.00 payable on the last business day of each month, in arrears, commencing February 28, 2006, as reimbursement for a mutually agreeable estimate of Executive’s expenses incurred in connection with the preparation and negotiation of this agreement and for out-of-pocket expenses incurred by Executive in connection with Executive’s separation of employment with the Company and efforts to seek other employment, including without limitation: outplacement assistance, personal or professional counseling or coaching services, and legal and tax consulting services. Irrespective of the actual amount of such expenses or of any other expenses incurred by Executive, Executive shall not be entitled to any other payment of or reimbursement for expenses except as set forth in Section 2(d), this Section 2(e) and Section 3(c).

f.	Equity Incentive Plan. Executive acknowledges that pursuant to the COMSYS Holding, Inc. 2004 Management Incentive Plan, his award agreement thereunder and any related documents or instruments (collectively, the “Equity Plan Documents”), (i) after the Date of this Agreement Executive will hold 282,703 vested shares of common stock of CITP, (ii) notwithstanding the termination of Executive’s employment with the Company, an additional 204,109 shares of CITP common stock shall vest if, and only if, the average closing price for such common stock over any consecutive 30-day period ending on or before December 31, 2006, equals or exceeds $18.67, as adjusted for any stock split, stock dividend, or combination of shares, (iii) no other shares of such common stock will vest to Executive, (iv) Executive shall not be entitled to any further shares under the Equity Plan Documents and (v) the release set forth in Section 3 below applies to all claims under the Equity Plan Documents.. Schedule A attached hereto outlines the Executive’s vested and unvested shares as of the Resignation Date.

g.	Payment of the Separation Benefit. The amounts payable under this Agreement may constitute ordinary compensation income and be payable to Executive less required payroll deductions and authorized withholdings.

h.	No Prior Entitlement to Separation Benefit. The parties agree the Separation Benefits include substantial consideration in addition to anything of value to which Executive was already entitled before signing this Agreement.

i.	Forfeiture of Benefits. In the event that Executive (i) violates the provisions of Section 8 of this Agreement or (ii) materially violates any other provision of this Agreement, including but not limited to the provisions of Section 7 and Sections 9 through 12 (an event under clause (i) or (ii) is hereinafter a “Default”), then Executive shall forfeit all unpaid Separation Benefits to which he may be entitled hereunder, and thereupon the Company’s obligations to provide the Separation Benefits shall terminate; provided, that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company in the event of any breach or threatened breach, or as a waiver of the Company’s right to seek specific performance or injunctive relief to enforce this Agreement’s restrictive covenants.

j.	No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to Executive pursuant to this Agreement, whether by seeking other employment or otherwise. Except as set forth in Section 2(c) above, the amount of the payments to be received hereunder shall not be reduced on account of any compensation earned by Executive as a result of employment by another person.

3.	Consulting Services.

a.	Description of Services. During the Consulting Period (as defined in Section 3(f) below), in further consideration of the Separation Benefits, Executive shall provide consulting services to the Company as and to the extent reasonably requested by the Company’s acting or permanent chief executive officer. Executive shall diligently and in good faith use Executive’s best efforts in the performance of the services hereunder. The services shall be performed in a manner (e.g., time and location) mutually agreeable between Executive and Company and subject to the following terms:

b.	Consulting Fee. The Company shall pay to Executive a consulting fee in the amount of $105,000 (the “Consulting Fee”), payable on July 31, 2006.

c.	Reimbursement of Consulting Expenses. The Company shall reimburse Executive for all out-of-pocket expenses that were approved in advance in writing by the Company’s Chief Executive Officer and that were incurred by Executive in connection with providing consulting services to the Company during the Consulting Period in accordance with the Company’s existing policies and procedures.

d.	Temporary Office Space; Secretarial Support. The Company shall provide Executive with an office located at (a) the Company’s executive offices in Houston, Texas until the earlier of February 28, 2006 or the termination of the Consulting Period and (b) thereafter at an off-site location approved by the Company’s Board of Directors for the remaining duration, if any, of the Consulting Period. In addition, the Company shall permit Bernice Arcenaux to continue to provide secretarial support to Executive during the Consulting Period.

e.	No Authority of Executive. Executive shall have no authority to accept, and shall not in any manner accept, any offer to purchase products or services on behalf of the Company or otherwise commit or bind the Company. Executive does and will not have, and shall not hold Executive out as having, any right, power or authority (a) to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company or (b) to accept legal process on behalf of the Company.

f.	Hold Harmless. Executive agrees to indemnify and hold the Company harmless from and against any and all losses, claims, demands, liabilities and damages, including without limitation reasonable attorneys’ fees and court costs, in any manner arising out of, relating to or in connection with Executive’s grossly negligent or willful acts or omissions in the performance of services hereunder.

g.	Independent Executive Status. After the Resignation Date, Executive shall be treated for all purposes as an independent Executive and not as an employee of the Company. Executive shall not be under the supervision or control of the Company and shall carry out Executive’s obligations hereunder independent of the Company. Executive shall be liable for Executive’s own debts, obligations, acts and omissions, including the payment of all withholding, Social Security and other taxes and benefits. As an independent Executive, Executive is responsible for filing such tax returns and paying such self-employment taxes as may be required by law or regulations. Executive shall not be eligible for any employee benefit plan offered by the Company. In the event that this independent Executive relationship is determined by tax authorities to constitute an employment relationship, Executive hereby waives any and all claims to coverage under any Company pension, profit-sharing, health, dental, welfare or similar type plans which are generally limited to the Company’s employees, unless otherwise agreed by the Company in writing. Further, Executive hereby agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees) relating to any determination or claim that Executive is acting in a capacity other than as an independent Executive hereunder after the Resignation Date.

h.	Consulting Period. The “Consulting Period” shall commence on the Effective Date and shall end on April 30, 2006; provided, that the Company may terminate the Consulting Period prior to such date upon written notice to Executive if the Company determines that Executive has (i) committed a Default, (ii) except as expressly requested in writing by the Company’s Chief Executive Officer pursuant to Section 3(a) above, (A) contacted any Company employee, customer, supplier, stockholder, affiliate, lender, investment banker or other service provider regarding the Company or any Released Party or (B) conducted or attempted to conduct any business on behalf of the Company, or (iii) otherwise failed to follow any lawful directive of the Company’s Chief Executive Officer or Board of Directors.

4.	Release.

a.	Release of Claims. Executive, on behalf of Executive and Executive’s attorneys, attorneys-in-fact, heirs, executors, administrators, successors, and assigns, does hereby fully release and discharge the Company, CITP, their subsidiaries and affiliates and each of their respective directors, officers, employees, agents, attorneys, consultants, investment bankers, underwriters, stockholders, members, partners, predecessors, successors, and assigns (the “Released Parties”), of and from any and all debts, sums of money, fees, claims, charges, demands, actions, causes of action, notes, liabilities and obligations, of whatever nature, in law, equity or otherwise, whether the same be known or unknown, whether the same be liquidated, unliquidated, contingent or otherwise, and whether the same be in contract (express or implied), in tort or otherwise, which Executive ever had or now has (or hereafter can, shall or may have) with respect to anything done or omitted to be done up to the Date of this Agreement. The claims released and discharged hereby include any claims against any third party, which is or might become the subject of an indemnity proceeding (contractual or otherwise) initiated or threatened by such third party against the Company. They also include but are not limited to (i) any and all claims related to Executive’s employment with the Company, its predecessors, subsidiaries and affiliates and the termination of same; (ii) any and all claims for additional compensation or benefits other than the compensation and benefits described in this Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, incentive plan, stock option or restricted stock awards, or other benefits of any kind; (iii) any and all claims relating to employment practices or policies of the Company or its affiliates; (iv) any and all claims under any express or implied employment contract (including Executive’s Employment Agreement) with Executive which Executive’s successors, assigns, or representatives may claim existed with the Company or any of the Released Parties; and (v) any and all claims arising under any state or federal legislation, including, but not limited to, those claims arising under the National Labor Relations Act, as amended, 29 U.S.C. §§ 151–169; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e to 2000e-17; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621–634; the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. §§ 4301–4334; the Civil Rights Acts of 1866 and 1871, as amended, 42 U.S.C. §§ 1981–1983; the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101–12213; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001–1461; the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. §§ 1161–1169; the Family and Medical Leave Act, 29 U.S.C. §§ 2601–2654; and the Fair Labor Standards Act, 29 U.S.C. §§ 201-219; provided, that the foregoing shall not release the Executive’s right to be indemnified against liabilities, or to benefit from provisions limiting the Executive’s liability, to the extent provided in the certificate of incorporation or bylaws of the Company, CITP or any of their respective subsidiaries. Executive understands that Executive is releasing claims that Executive may not know about at this time, and that is Executive’s intent. Executive expressly waives all rights Executive might have under any law that is intended to prevent unknown claims from being released and understands the significance of doing so.

b.	Release of Future Actions. Executive further agrees not to bring any action, suit or other proceeding (whether before any court, judicial or administrative authority, arbitrator or otherwise) against any Released Party to enforce any of the claims released and discharged hereby and agrees that this Agreement shall be an absolute bar to any such action, suit or other proceeding. The Executive also agrees not to bring any action against, and hereby releases any and all claims that he might have against, the Released Parties relating to the management of the Company from the Resignation Date to and including December 31, 2006, except for claims that he might have as the result of his status as a Company shareholder during that period and for claims arising from the Company’s breach of this Release Agreement.

c.	Bonus. Executive acknowledges that no bonus was earned or is payable under Executive’s Employment Agreement for fiscal years 2003, 2004 or 2005. Further, Executive acknowledges that he shall not be entitled to a bonus for the Company’s fiscal year ending December 31, 2006 irrespective of the Company’s or CITP’s performance during 2006.

5.	Provision Relating to ADEA Release. Executive represents to the Company that Executive is aware, understands and agrees that:

a.	Executive is voluntarily entering into and signing this Agreement;

b.	the claims waived, released and discharged in Section 4 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company or termination of that employment, including any and all claims under the Age Discrimination in Employment Act (the “ADEA”);

c.	those claims waived, released and discharged in Section 4 hereunder do not include, and Executive is not waiving, releasing or discharging, any claims that may arise and relate to periods or actions occurring after the Date of this Agreement;

d.	payment of the Separation Benefits pursuant to Section 2 hereunder includes and provides additional consideration that Executive was not entitled to receive before signing this Agreement;

e.	Executive was given twenty-one (21) days within which to consider this Agreement, but Executive has been informed that Executive may waive this twenty-one day consideration period and elect to execute this document prior to the expiration of the twenty-one day consideration period, in order to expedite the execution of this Agreement and the payment of the Benefits; and THAT IF EXECUTIVE SIGNS AND DELIVERS THIS AGREEMENT PRIOR TO THE EXPIRATION OF SUCH TWENTY-ONE DAY PERIOD, THEN HE EXPRESSLY HEREBY WAIVES HIS RIGHTS TO THE REMAINDER OF SUCH TWENTY-ONE DAY PERIOD; and

f.	Executive has and has had the right to consult with an attorney regarding this Agreement before signing this Agreement; Executive acknowledges that the Company has advised Executive to consult with an attorney and that Executive has obtained such legal counsel as Executive deems necessary, such that Executive is entering into this Agreement freely, knowingly and voluntarily;

g.	Executive may revoke this Agreement at any time within seven (7) days after the day Executive signs this Agreement (that is, at any time within seven (7) days after the Date of this Agreement), and this document will not become effective or enforceable and no payments under this Agreement will be payable until the eighth day after the Date of this Agreement without prior revocation by Executive, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period; and

h.	EXECUTIVE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

6.	No Assignment of Claims by Executive. Executive represents and warrants that Executive has not assigned or transferred or purported to assign or transfer to any person or entity any legal claims against the Company or any portion thereof or interest therein and shall not, after the execution of this Agreement, assign or attempt to assign any such claim or interest.

7.	Return of Company Property. On or before the Date of this Agreement, Executive shall return to the Company all Company property that Executive has had in Executive’s possession at any time, including, but not limited to, Company records, documents, tools, credit cards, entry cards, identification cards, identification badges, keys, key fobs, laptop computers, computer software, diskettes, tapes, passwords, sales materials, personnel data, handheld devices, all equipment issued by the Company to Executive, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8.	Non-Disparagement. Executive shall not disparage or make derogatory comments about the Company, or any of the Released Parties, in any manner or form, in relation to Executive’s employment or retirement from employment with the Company. The Company and its officers will likewise refrain from making negative or derogatory comments about Executive.

9.	Confidential and Proprietary Information. Executive explicitly acknowledges, reaffirms and agrees that he shall continue to be bound by Executive’s post-employment obligations contained in Executive’s Employment Agreement to preserve the confidentiality of the Company’s confidential information, including without limitation those limitations set forth in Section 5 of Executive’s Employment Agreement.

10.	Restrictive Covenant. Executive explicitly acknowledges, reaffirms and agrees that he shall continue to be bound by Executive’s post-employment restrictive covenants with the Company contained in Executive’s Employment Agreement, including, but not limited to, those restrictions set forth in Section 6 of Executive’s Amended and Restated Employment Agreement dated December 30, 2003, provided, however, that the Executive shall not be subject to the noncompetition restriction set forth in Section 6(a) thereof.

11.	Cooperation in Litigation and Other Legal Matters. During the Severance Period, Executive agrees that in the event information or assistance is needed from Executive by the Company to defend or establish any legal claims, Executive will cooperate with the Company in providing the assistance and information. Executive’s assistance and cooperation shall include, but not be limited to, providing informal interviews with the Company or its representatives; supplying affidavits; appearing at and providing testimony in depositions, hearings, arbitrations, administrative proceedings (including but not limited to Equal Employment Opportunity Commission and National Labor Relations Board proceedings), and state and federal court trials. This assistance and cooperation requirement shall apply to any pending grievances, charges or litigation, and all future grievances, charges or litigation. Both parties agree to act reasonably and in good faith in scheduling the dates, times and length of time during which Executive will perform consulting services and provide assistance and cooperation in litigation. In the event that Executive is needed by the Company to appear at and provide testimony in depositions, hearings, arbitrations, administrative proceedings or trials, the Company shall reimburse Executive for reasonable expenses incurred in providing such consultation and making himself available, including attorney’s fees and costs, if necessary.

12.	Disclosure of this Agreement.

a.	Company Disclosure Obligations. Executive acknowledges that CITP will make public disclosure regarding Executive’s resignation and the terms of this Agreement to the extent that CITP deems it necessary to comply with applicable laws and regulations and securities exchange listing requirements. Without limitation of the foregoing Executive acknowledges that CITP intends to (i) file a Form 8-K with the Securities and Exchange Commission (the “SEC”) in connection with Executive’s resignation and (ii) file a copy of this Agreement as an exhibit to such filing or with CITP’s other filings with the SEC.

b.	Press Release. The Company or CITP will issue a press release, in the form of Exhibit B hereto, announcing Executive’s resignation and will include a statement thanking

Executive for his years of service with the Company and for other accomplishments. Such press release will remain on the Company’s website for the one-year period following the Effective Date.

c.	Non-disclosure by Executive. Executive will not at any time, directly or indirectly, (i) discuss with or disclose to or discuss with anyone (other than to members of his immediate family, his legal, tax and financial advisors, appropriate taxing authorities and certain other advisors under an obligation of confidentiality (collectively, “Qualified Persons”) the terms of this Agreement or (ii) discuss with anyone other than Qualified Persons the circumstances surrounding the termination of his employment.

13.	Costs of this Agreement. Each party is responsible for satisfaction of its own costs, expenses, and attorney’s fees arising from the preparation, review, and execution of this Agreement, except as otherwise set forth in Section 2(e).

14.	No Admission of Liability or Wrongdoing; Executive’s Acknowledgement and Representation of Absence of Discrimination. This Agreement and the payment of the Separation Benefits hereunder does not constitute an admission of any wrongdoing, unlawful conduct or liability by the Company. Executive agrees not to assert that this Agreement is an admission of wrongdoing and acknowledges that the parties to this Agreement do not believe or admit that any of them have done anything illegal.

15.	Miscellaneous.

a.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors and administrators.

b.	Choice of Law. This Agreement shall be construed under and governed by the laws of the State of Texas without giving effect to any choice or conflict of law principles of any jurisdiction.

c.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof; provided, that the provisions of Sections 5, 6 and 7 of the Executive’s Employment Agreement shall remain in full force and effect except as otherwise expressly modified herein.

d.	Severability. If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provision of this Agreement or the remainder of this Agreement as a whole.

e.	Section Headings; Interpretation. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement is to be interpreted for or against any party because that party or its legal representative drafted such provision.

f.	No Waiver. No waiver by any party of any breach by any other party of any provision hereof shall be deemed to be a waiver of any other breach hereof or as a waiver of any such or other provision of this Agreement.

g.	Amendment. This Agreement shall not be waived, modified or amended except by a writing executed by the parties hereto, duly authorized as applicable.

h.	Remedies. Executive acknowledges that money damages would be an inadequate remedy for any breach of this Agreement by Executive. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

16.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

COMSYS Information Technology Services, Inc.

4400 Post Oak Parkway, Suite 1800

Houston, TX 77027

Attention: Ken R. Bramlett, General Counsel

If to Executive:

Michael T. Willis

3806 Meadowlake

Houston, TX 77027

with a copy to:

Michael T. Willis

c/o Amir Alavi, Esq.

Ahmad, Zavitsanos & Anaipakos P.C.

1221 McKinney, Suite 3460

Houston, Texas 77010

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

17.	Knowing and Voluntary Agreement. Executive affirms that the only consideration for signing this Agreement are the terms stated above, and that no other promises or agreements of any kind have been made to or with Executive by any other person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this instrument. Executive further states that Executive has carefully read the foregoing agreement and release and knows the contents thereof and signs the same of Executive’s own free act.

[SIGNATURE PAGE FOLLOWS]

WITNESS our hand this second day of February, 2006.

COMSYS INFORMATION TECHNOLOGY SERVICES, INC.

By:	/s/ Larry Enterline
Name:	Larry Enterline
Title:	For the Board of Directors
Date:	2/2/2006

EXECUTIVE:

/s/ Michael T. Willis
Michael T. Willis

STATE OF TEXAS	)
)
COUNTY OF	)

I, Bernice Arceneaux, a Notary Public for said County and State, do hereby certify that MICHAEL T. WILLIS personally appeared before me this day and acknowledged the due execution of the foregoing instrument.

Witness my hand and official seal, this the 2nd day of February, 2006.

/s/ Bernice Arceneaux Notary Public

My Commission Expires: June 3, 2006

RESIGNATION

I, MICHAEL T. WILLIS do hereby resign any and all positions which I currently hold as an officer and director (including all committees of the board) of each of COMSYS IT Partners, Inc., COMSYS Information Technology Services, Inc. and each of their respective subsidiaries and affiliates, effective immediately.

Dated and effective as of: February 2, 2006

MICHAEL T. WILLIS